                                                                     EXHIBIT 4.4

                     [FORM OF CONVERTIBLE SUBORDINATED NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(C)(III) AND 19(A) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(C)(III) OF THIS NOTE. ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBORDINATED TO ALL SENIOR INDEBTEDNESS OWED TO THE SENIOR CREDITORS IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JULY 28, 2005, AS AMENDED, RESTATED OR OTHERWISE MODIFIED, AMONG THE U.S. BANK NATIONAL BANK ASSOCIATION, AS COLLATERAL AGENT FOR THE SENIOR CREDITORS (AS DEFINED THEREIN), THE HOLDER OF THIS NOTE AND THE OTHER PARTIES NAMED THEREIN.

                               ARTISTDIRECT, INC.

                          CONVERTIBLE SUBORDINATED NOTE

Issuance Date: July 28, 2005                      Principal: U.S. $[___________]

            FOR VALUE RECEIVED, ARTISTdirect, Inc., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of [DKR SOUNDSHORE OASIS HOLDING FUND LTD.] [CCM Master Qualified Fund Ltd.] [Randy Saaf] [Octavio Herrera] [Michael Rapp] [Philip Wagenheim] [Karl Brenza] [Jeffrey Meshel] [Broadband Capital Management LLC] [JLF Investors] [Longview Investors] or its registered assigns ("HOLDER") the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "PRINCIPAL") when due, whether upon the Maturity Date (as defined

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below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("INTEREST") on any outstanding Principal at the rate of 4.00% per annum, subject to periodic adjustment pursuant to
Section 2 (the "INTEREST RATE"), from the date set out above as the Issuance Date (the "ISSUANCE DATE") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Subordinated Note (including all Convertible Subordinated Notes issued in exchange, transfer or replacement hereof, this "NOTE") is one of an issue of Convertible Subordinated Notes (collectively, the "NOTES" and such other Convertible Subordinated Notes, the "OTHER NOTES") issued on the Issuance Date pursuant to the Securities Purchase Agreement (as defined below). Certain capitalized terms are defined in Section 29.

            (1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The "ORIGINAL MATURITY DATE" shall be July 28, 2009, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) days after the consummation of a Change of Control (as defined in Section 5(a)) in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(a)) is delivered prior to the Maturity Date (as may be extended, the "MATURITY DATE").

            (2) INTEREST; INTEREST RATE.

                  (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on September 30, 2006 and, thereafter, on the last day of each Calendar Quarter and on the Maturity Date during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an "INTEREST DATE"). Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date in shares of Common Stock ("INTEREST SHARES") or, at the sole option of the Company, in cash ("CASH INTEREST") provided that the Interest which accrued during any period shall be payable in Cash Interest if, and only if, the Company delivers written notice (each, an "INTEREST ELECTION NOTICE") of such election to each holder of the Notes on or prior to the fifth (5th) Trading Day prior to the Interest Date (each, an "INTEREST NOTICE DUE DATE"); provided, that the Company may indicate in such notice that the election therein applies for subsequent Interest Payment Dates until so modified. If the Company does not deliver an Interest Election Notice, it will be deemed to have certified that the Equity Conditions have been satisfied as of the Interest Date, and shall be deemed to have certified that the Equity Conditions have been satisfied with respect to any subsequent Interest Payment Date. Each Interest Election Notice shall be irrevocable. The Company shall notify the Holder if at any time the Equity Conditions are not satisfied. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date and (b) the Interest Conversion Price in effect on the applicable Interest Date. If any Interest

Shares are to be paid on an Interest Date, then the Company shall either (X) provided that the Company's transfer agent (the "TRANSFER AGENT") is participating in the Depository Trust Company ("DTC") Deposit Withdrawal Agent Commission Program ("DWAC") and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through DWAC, or (Y) or issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled. Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash as Cash Interest on the applicable Interest Date if, unless consented to in writing by the Holder, on each Trading Day during the period from the applicable Interest Notice Due Date through the applicable Interest Date the Equity Conditions have not been satisfied. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 12%. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

                  (b) Upon delivery of a Mandatory Conversion Notice pursuant to
Section 9, if this Note remains outstanding as a result of a failure of clause
(vii) of the Equity Conditions to be satisfied, then Interest shall cease to accrue and be payable on such portion of this Note which remains outstanding due to the failure of clause (vii) of the Equity Conditions to be so satisfied.

            (3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 3.

                  (a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below); provided, however, that prior to the filing by the Company of a Certificate of Amendment to its Certificate of Incorporation to effect the Share Increase (as defined in the Securities Purchase Agreement), the Holder shall only be entitled to convert this Note into a number of shares of Common Stock not to exceed its pro rata share of [8,003,712] based on the principal amount of this Note relative to the principal amount of all Notes issued pursuant to the Securities Purchase Agreement [WILL DROP IN ACTUAL NUMBERS UPON CONFIRMATION OF ALLOCATIONS]. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount, but shall exclude (i) any income and/or capital gain taxes owed by the Holder or (ii) taxes owed solely due to the fact such Holder is a foreign entity.

                  (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the "CONVERSION RATE").

      (i) "CONVERSION AMOUNT" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

      (ii) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $1.55.

                  (c) Mechanics of Conversion.

      (i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "CONVERSION DATE"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). Within two (2) Business Days following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the "SHARE DELIVERY DATE"), the Company shall either (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through DWAC or (Y) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

      (ii) Company's Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five (5) Business Days after the Conversion Date (a "CONVERSION FAILURE"), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "BUY-IN"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "BUY-IN PRICE"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the Closing Bid Price on the Conversion Date.

      (iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

      (iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one (1) holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to
      Section 3(d), shall convert from each holder of

      Notes electing to have Notes converted on such date a pro rata amount of such holder's portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes issued to the Holder on the Issuance Date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

                  (d) [Limitations on Conversions. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert (or to submit a Conversion Notice with respect to) any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates) would beneficially own in excess of 4.99% [9.99% for CCM and JLF Notes] (the "MAXIMUM PERCENTAGE") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this
Section 3(d), beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-QSB or Form 10-KSB, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. [By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Company. DO NOT INCLUDE LAST SENTENCE IN BROADBAND GROUP NOTES]. [FOR OASIS, CCM, JLF AND BROADBAND GROUP NOTES ONLY]

            (4) RIGHTS UPON EVENT OF DEFAULT.

                  (a) Event of Default. Each of the following events shall constitute an "EVENT OF DEFAULT":

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

      (i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the Effectiveness Deadline (as defined in the Registration Rights Agreement), respectively, or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder's Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement) (except to the extent such failure or lapse is due to the misstatement of any Holder of the Notes);

      (ii) the suspension from trading or failure of the Common Stock to be listed on the Principal Market or an Eligible Market for a period of five
      (5) consecutive Trading Days or for more than an aggregate of seven (7) Trading Days in any 365-day period;

      (iii) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

      (iv) at any time after the filing of the Certificate of Amendment effecting the Share Increase, following the tenth (10th) consecutive Business Day that the Holder's Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

      (v) the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note, the Securities Purchase Agreement or the Registration Rights Agreement, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least three (3) Business Days;

      (vi) any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined below) of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) with an unpaid principal amount in excess of $1,000,000 at the time of such default, redemption or acceleration other than with respect to any Other Notes;

      (vii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively,

      "BANKRUPTCY LAW"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "CUSTODIAN"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

      (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

      (ix) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

      (x) the Company materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document (as defined in the Securities Purchase Agreement) to which the Holder is a party (it being agreed that a failure to satisfy the conditions set forth in Section 7(a)(xii) of the Securities Purchase Agreement shall be deemed material), except, in the case of a breach of a covenant or other term or condition which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

      (xi) failure to obtain Stockholder Approval (as defined in the Securities Purchase Agreement) by June 30, 2006;

      (xii) failure to obtain audited financial statements of MediaDefender, Inc. and its subsidiaries on or prior to the date that is seventy-five
      (75) days after the Closing Date in accordance with Section 4(t) of the Securities Purchase Agreement;

      (xiii) any breach or failure in any respect to comply with Section 15 of this Note;

      (xiv) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes;

      (xv) failure to mail the Information Statement (as defined in the Securities Purchase Agreement) in accordance with the terms of Section 4(r) of the Securities Purchase Agreement;

      (xvi) failure to obtain the Stockholder Consent by the date that is 15 days after the Closing Date; or

      (xvii) failure to file the Certificate of Amendment effecting the Share Increase in accordance with the terms of Section 4(v) of the Securities Purchase Agreement.

                  (b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an "EVENT OF DEFAULT NOTICE") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "EVENT OF DEFAULT REDEMPTION NOTICE") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of
(x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the "EVENT OF DEFAULT REDEMPTION PRICE"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

            (5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

                  (a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders,
(ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market and (iii) under the Subordination Agreement the required parties have consented to the redemption of the Notes by all Holders so electing pursuant to
Section 5(b) below. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company's Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

                  (b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "CHANGE OF CONTROL NOTICE"). At any time during the period (the "CHANGE OF CONTROL PERIOD") beginning after the Holder's receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof ("CHANGE OF CONTROL REDEMPTION NOTICE") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (x) the product of (I) the Conversion Amount being redeemed and (II) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately after the public announcement of such proposed Change of Control by (B) the Conversion Price, and (y) 125% of the Conversion Amount being redeemed (the "CHANGE OF CONTROL REDEMPTION PRICE"). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

            (6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

                  (a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (b) Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a "CORPORATE EVENT"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

            (7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

                  (a) Adjustment of Conversion Price upon Issuance of Common Stock. If at any time after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the "NEW SECURITIES ISSUANCE PRICE") less than a price (the "APPLICABLE PRICE") equal to $2.25 (but greater than the Conversion Price in effect immediately prior to such issue or sale) (the foregoing a "DILUTIVE ISSUANCE"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount (rounded to the nearest cent) equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. If and whenever prior to the first anniversary of the Effective Date (as defined in the Registration Rights Agreement) the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a New Securities Issuance Price that is less than the Conversion Price in effect immediately prior to such issue or sale, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to such New Securities Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

      (i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price or the Conversion Price in effect immediately prior to such grant or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

      (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price or the Conversion Price in effect immediately prior to such grant or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

      (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

      (iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

      (v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  (c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price and so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 7(c) will increase the Conversion Price as otherwise determined pursuant to this Section 7.

            (8) CERTAIN NEGATIVE COVENANTS. The Company hereby covenants and agrees that until the satisfaction in full of the Notes or their conversion in full, it will fully and timely perform all covenants in this Article 8:

                  (a) Limitation on Sale of Assets. The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith with respect to Asset Sales in excess of $400,000, by the Company's Board of Directors); and (ii) the Company shall apply, or cause such Subsidiary to apply, the Net Cash Proceeds in accordance with Section 3(b)(ii) of the Note and Warrant Purchase Agreement entered into by the Company and the holders of Permitted Senior Indebtedness, dated July 28, 2005 (the "NOTE AND WARRANT PURCHASE AGREEMENT").

                  (b) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on or in respect of its capital stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed by the Company or any other Subsidiary; or
(c) transfer any of its property or assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; and (2) the Notes.

                  (c) Incurrence of Permitted Senior Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than Subordinated Indebtedness and Permitted Senior Indebtedness.

                  (d) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "LIENS") other than Permitted Liens.

                  (e) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Permitted Senior Indebtedness or the Notes and Other Notes, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

                  (f) Financial Covenants.

                        (i) Minimum Working Capital. The Company will not permit its Consolidated Working Capital (as defined in the Note and Warrant Purchase Agreement), calculated as of the last day of any fiscal quarter ending after the Closing Date, to be less than $750,000.

                        (ii) Maximum Capital Expenditures. The Company will not permit its Consolidated Capital Expenditures (as defined in the Note and Warrant Purchase Agreement)during any fiscal quarter to exceed $500,000 plus, for each fiscal quarter ending after September 30, 2005, the Capex Carryover Amount, if any, for the prior fiscal quarter; provided that the Consolidated Capital Expenditures during any four consecutive fiscal quarters shall not exceed $2,000,000.

                        (iii) Minimum Leverage Ratio. The Company will not permit its Consolidated Leverage Ratio (as defined in the Note and Warrant Purchase Agreement), calculated as of the end of any fiscal quarter ending after the Closing Date, to exceed (x) 3.00 for fiscal quarters ending on or before December 31, 2005, (y) 2.75 for fiscal quarters ending on or after March 31, 2006, and on or before December 31, 2006, or (z) 2.50 for fiscal quarters ending on or after March 31, 2007.

                        (iv) Minimum EBITDA. The Company will not permit its Consolidated EBITDA for any fiscal quarter (calculated for the Test Period ending on the last day of such fiscal quarter; provided that for the Test Period ending on September 30, 2005, Consolidated EBITDA shall be (x) Consolidated EBITDA for the three-fiscal-quarter period ending on September 30, 2005 times
(y) 4/3) to be less than (x) $5,000,000 for fiscal quarters ending on or before December 31, 2005, (y) $4,500,000 for fiscal quarters ending on or after

March 31, 2006, and on or before December 31, 2006, or (z) $4,000,000 for fiscal quarters ending on or after March 31, 2007.

                        (v) Minimum Fixed Charge Coverage Ratio. The Company will not permit its Consolidated Fixed Charge Coverage Ratio for any fiscal quarter to be less than (x) 1.20 for fiscal quarters ending on or before December 31, 2005, or (y) 1.25 for fiscal quarters ending on or after March 31, 2006.

                  (g) Limitations on Issuances of Preferred Stock. The Company will not, and will not permit any of its Subsidiaries to, issue any shares of preferred stock or any class of shares of capital stock of the Company providing for rights and preferences that are more favorable than those of the Common Stock.

            (9) COMPANY'S RIGHT OF MANDATORY CONVERSION.

                  (a) Mandatory Conversion. If at any time following the Effective Date (i) a Mandatory Conversion Triggering Event occurs and (ii) on each day during the period commencing on the Mandatory Conversion Notice Date and ending on the Mandatory Conversion Date (each, as defined below), the Equity Conditions are satisfied or waived in writing by the Holder, the Company shall have the right to require the Holder to convert all or a portion equal to not less than 25% of the Conversion Amount of this Note designated in the Mandatory Conversion Notice (the "MANDATORY CONVERSION AMOUNT") (provided, however, that if the Mandatory Conversion Triggering Event occurs pursuant to clause (A) of the definition thereof, the Mandatory Conversion Amount shall not exceed 50% of the Conversion Amount of this Note then outstanding) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a "MANDATORY CONVERSION"). The Company may exercise its right to require conversion under this Section 9(a), which right shall not be exercisable more than two (2) times in any twelve (12) month period, by delivering within not more than three Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the "MANDATORY CONVERSION NOTICE" and the date all of the holders received such notice is referred to as the "MANDATORY CONVERSION NOTICE DATE"). The Mandatory Conversion Notice shall be irrevocable.

                  (b) Pro Rata Conversion Requirement. If the Company elects to cause a conversion of all or any portion of the Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action with respect to the Other Notes. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c)(iv) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

            (10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

            (11) RESERVATION OF AUTHORIZED SHARES.

                  (a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock at least 8,003,712 shares of Common Stock for conversion of the Notes. Upon filing of the Certificate of Amendment to the Company's Certificate of Incorporation effecting the Share Increase in accordance with Section 4(v) of the Securities Purchase Agreement, the Company, so long as any of the Notes are outstanding, shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "REQUIRED RESERVE AMOUNT"). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the time of Issuance Date or increase in the number of reserved shares, as the case may be (the "AUTHORIZED SHARE ALLOCATION"). In the event that a holder shall sell or otherwise transfer any of such holder's Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

                  (b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding, and after the filing of the Certificate of Amendment effecting the Share Increase, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

            (12) REDEMPTIONS.

                  (a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with
Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within fifteen (15) Business Days after the Company's receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

                  (b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an "OTHER REDEMPTION NOTICE"), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

            (13) SUBORDINATION TO PERMITTED SENIOR INDEBTEDNESS.

                  (a) The indebtedness represented by this Note and the payment of the principal amount and interest and Late Charges thereon, any redemption amount, liquidated damages, fees, expenses or any other amounts in respect of this Note are hereby expressly made subordinate and junior and subject in right of payment (to the extent set forth in the Subordination Agreement) to the prior payment in full of all Permitted Senior Indebtedness of the Company now outstanding or hereinafter incurred.

                  (b) Certain Rights.

            Nothing contained in this Section 13 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

                  (c) Rights of Holders Unimpaired. The provisions of this
Section 13 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this
Section 13 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal thereof (and premium, if any) and interest thereon, in accordance with the terms of this Note.

            (14) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Note.

            (15) RANK.

                  (a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes, (b) shall be subordinate in right of payment to the prior payment of all existing and future Permitted Senior Indebtedness and (c) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

            (16) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments (if any) under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

            (17) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes, shall be required for any change or amendment to this Note or the Other Notes.

            (18) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

            (19) REISSUANCE OF THIS NOTE.

                  (a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith, provided the transferee shall have agreed in writing to be bound by the provisions of the Subordination Agreement, issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

                  (b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

                  (c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

                  (d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

            (20) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities

Purchase Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            (21) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this
Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

            (22) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

            (23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            (24) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one
(1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company's independent, outside accountant. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business

Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

            (25) NOTICES; PAYMENTS.

                  (a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. Notwithstanding the foregoing, Section 4(i) of the Securities Purchase Agreement shall apply to all notices given pursuant to this Note.

                  (b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents (as defined in the Securities Purchase Agreement) which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 14% per annum from the date such amount was due until the same is paid in full ("LATE CHARGE").

            (26) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

            (27) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

            (28) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

            (29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

                  (a) "APPROVED STOCK PLAN" means any employee benefit, option or incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, consultant, officer or director for services provided to the Company.

                  (b) "BLOOMBERG" means Bloomberg Financial Markets.

                  (c) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                  (d) "CALENDAR QUARTER" means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

                  (e) "CHANGE OF CONTROL" means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company's voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

                  (f) "CLOSING BID PRICE" and "CLOSING SALE PRICE" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                  (g) "COLLATERAL AGENT" shall have the meaning set forth in the Subordination Agreement.

                  (h) "COMMON STOCK DEEMED OUTSTANDING" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus (i) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time and (ii) plus the number of shares of Common Stock underlying Options or Convertible Securities issued pursuant to the Approved Stock Plans that are actually exercisable or convertible at such time at an exercise price or conversion price that is less than or equal to the per share fair market value of such underlying shares of Common Stock, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes or the Other Notes.

                  (i) "COMPLIANCE COSTS" shall have the meaning set forth in the Note and Warrant Purchase Agreement.

                  (j) "CONSOLIDATED EBITDA" means, for the Company and its Subsidiaries for any period, an amount equal to (a) the sum (without duplication) of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense; (B) income tax expense; (C) depreciation and amortization; (D) net losses on Asset Sales for such period; (F) other non-cash charges for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); (F) any unusual or non-recurring expenses such as transaction expenses relating to the MD Acquisition, litigation expenses and settlement costs, and stock-based compensation expenses, and (G) Compliance Costs (which shall not exceed $500,000 in the aggregate) minus (b) to the extent included in determining Consolidated Net Income for such period, (i) net gains on Assets Sales for such period, (ii) other non-cash items increasing Consolidated Net Income for such period (excluding any non-cash gains for such period resulting from the reversal of an accrual or reduction or elimination of a reserve established in a prior period to the extent the related non-cash charge was excluded in accordance with clause (a)(ii)(E) immediately above), in each case determined for such period on a consolidated basis in accordance with GAAP; provided, however, that for purposes of this definition for the Test Period ending September 30, 2005, any net income (or loss), interest expense, income tax expense, depreciation and amortization for such Test Period shall be the annualized amount of such item for the period commencing January 1, 2005, and ending September 30, 2005.

                  (k) "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Company and its Subsidiaries, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) the net income (or loss) of any Subsidiary of the Company if and to the extent such Subsidiary is unable or otherwise prohibited by any contractual restrictions, charter documents, or law applicable to such Subsidiary to make or pay any dividend or distribution to the holders of its equity interests, except to the extent such net income is actually made or paid as a dividend or distribution to the Company or any Subsidiary not subject to such restrictions, and (iv) any income (or loss) of any Person (other than MediaDefender, Inc.) accrued prior to the date
(a) such Person becomes a Subsidiary, (b) is merged into or consolidated with the Company or any of its Subsidiaries or (c) such Person's assets are acquired by the Company or any of its Subsidiaries, in each case determined for such period on a consolidated basis in accordance with GAAP.

                  (l) "CONSOLIDATED WORKING CAPITAL" means, at any time, (i) the consolidated current assets (excluding cash and assets related to discontinued operations) of the Company and its Subsidiaries at such time minus (ii) the consolidated current liabilities (excluding the current portion of long term Indebtedness and liabilities related to discontinued operations) of the Company and its Subsidiaries at such time, each as determined in accordance with GAAP.

                  (m) "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                  (n) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

                  (o) "ELIGIBLE MARKET" means the Principal Market, The New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market System or The Nasdaq SmallCap Market.

                  (p) "EQUITY CONDITIONS" means that each of the following conditions is satisfied: (i) during the period beginning on the date that is three months prior to the applicable date of determination and ending on and including the applicable date of determination (the "EQUITY CONDITIONS MEASURING PERIOD"), the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i); (ii) on each day during the Equity Conditions Measuring Period, the Common Stock shall be listed on the Principal Market or an Eligible Market and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange;
(iii) during each day of the Equity Conditions Measuring Period, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated, (y) an Event of Default or (z) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of Default;
(iv) on each day of the Equity Conditions Measuring Period either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (v) on each day of the Equity Conditions Measuring Period and ending thirty Trading Days thereafter either (x) the Registration Statements required pursuant to the Registration Rights Agreement shall be expected to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or
(y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (vi) the Company otherwise shall have been in material compliance with and shall not have breached (unless subsequently cured by the Company prior to the first Trading Day of the Notice Measuring Period), in any material respect, any material provision, covenant, representation or warranty of the Transaction Documents; and (vii) the Company shall not be in violation of Section 3(d).

                  (q) "EQUITY FINANCING" means equity financing (including the issuance of securities convertible into equity securities, or long term debt securities issued as a unit with equity securities, of the Company) subsequent to the date hereof at a price per share of not less than $2.50 and as a result of which the Company shall have realized aggregate gross proceeds of $20,000,000 or more from bona fide third party investors (not including any proceeds received from the Holder upon or in connection with the issuance or conversion of this Note or any Other Note).

                  (r) "EXCLUDED SECURITIES" means any shares of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion, redemption or exchange of the Notes and the Other Notes or issuances of Interest Shares; (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $25,000,000 (other than an "at-the-market offering" as defined in Rule 415(a)(4) under the 1933 Act and "equity lines") and (iv) upon conversion of any convertible security outstanding on the Subscription Date so long as the terms of such securities are not thereafter amended, modified or changed; (v) to employees, directors or consultants in the ordinary course of business in consideration for services provided to the Company (to the extent the value of the securities are based on fair market value as based on the Closing Sales Price on the date of issuance) in an amount not to exceed an aggregate of 200,000 shares in any twelve (12) month period; and (vi) upon issuance or conversion of any security issued by the Company that is contemplated on the capitalization table provided to the Holder attached hereto as Annex A.

                  (s) "FUNDAMENTAL TRANSACTION" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) be subject to an offer from another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) whereby such other Person or group acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

                  (t) "INDEBTEDNESS" of any Person means, without duplication
(A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses,
(E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

                  (u) "INTEREST CONVERSION PRICE" means, with respect to any Interest Date, the lesser of (i) the Conversion Price, and (ii) that price equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Interest Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

                  (v) "ISSUANCE DATE" means July 28, 2005.

                  (w) "MANDATORY CONVERSION TRIGGERING EVENT" means (A) the Closing Sale Price of the Common Stock equals or exceeds $2.32 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date) for each of any fifteen
(15) consecutive Trading Days (the "MANDATORY CONVERSION MEASURING PERIOD") (with a minimum trading volume of 200,000 shares of Common Stock on each such Trading Day); or (B) the Closing Sale Price of the Common Stock equals or exceeds $3.10 (subject to appropriate adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance
Date) on each Trading Day during the Mandatory Conversion Period (with a minimum trading volume of 200,000 shares of Common Stock on each such Trading Day); or
(C) completion of an Equity Financing.

                  (x) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  (y) "PERMITTED LIENS" means (i) Liens incurred to secure Permitted Senior Indebtedness, (ii) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, to the extent of Indebtedness incurred within thirty days for such acquisition, construction or improvement and incurred within thirty days of such acquisition, construction or improvement, (iii) purchase money Liens, or (iv) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other similar Liens imposed by law, so long as payment on such Liens is not more than 30 days past due.

                  (z) "PERMITTED SENIOR INDEBTEDNESS" means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable under the agreements or instruments evidencing, any unaffiliated, third-party Indebtedness of the Company and its Subsidiaries, whether now existing or hereafter arising (together with any renewals, refundings, refinancings or other extensions thereof), which affirmatively states that it is senior in right of payment to the Senior Indebtedness (as defined in the Subordination Agreement) evidenced by this Note and the Other Notes, provided that the aggregate amount of such Permitted Senior Indebtedness (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Senior Indebtedness) does not as of the date on which such Permitted Senior Indebtedness is incurred exceed $18,000,000 (the "SENIOR INDEBTEDNESS CAP") in the aggregate.

                  (aa) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

                  (bb) "PRINCIPAL MARKET" means the OTC Bulletin Board.

                  (cc) "REDEMPTION PREMIUM" means (i) in the case of the Events of Default described in Section 4(a)(i) through (vi) and (ix) through (xvii), 110%, or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

                  (dd) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Notes relating to the registration of the resale of the shares of Common Stock issuable upon conversion of the Notes.

                  (ee) "SEC" means the United States Securities and Exchange Commission.

                  (ff) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement, dated July 28, 2005, between the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

                  (gg) "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company subordinated to the Notes on terms satisfactory to the Required Holders.

                  (hh) "SUBORDINATION AGREEMENT" means that certain subordination agreement, dated July 28, 2005, among the Company, the Collateral Agent and the initial holders of the Notes.

                  (ii) "SUBSCRIPTION DATE" means the date of the Securities Purchase Agreement.

                  (jj) "TEST PERIOD" shall have the meaning set forth in the Note and Warrant Purchase Agreement.

                  (kk) "TRADING DAY" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the

Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York
Time).

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

                                             ARTISTDIRECT INC.

                                             By: ________________________
                                             Name:
                                             Title:

                                                                       EXHIBIT I

                                ARTISTDIRECT INC.

            Reference is made to the Convertible Subordinated Note (the "NOTE") issued to the undersigned by ARTISTdirect, Inc. (the "COMPANY"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), of the Company as of the date specified below.

            Date of Conversion:_______________________________________________

            Aggregate Conversion Amount to be converted:______________________

                  [The undersigned hereby certifies to the Company that the Company's conversion of the amount set forth above in accordance with Section 3(a) of the Note will not directly result in the undersigned (together with the undersigned's affiliates) beneficially owning in excess of 4.99% [9.99% for CCM and JLF Investors] of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d) of the Note.] [FOR OASIS, CCM, JLF AND BROADBAND GROUP NOTES ONLY]

            Please confirm the following information:

            Conversion Price:__________________________________________________

            Number of shares of Common Stock to be issued:_____________________

            Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

            Issue to:___________________________________________________________

            ____________________________________________________________________

            ____________________________________________________________________

            Facsimile Number:___________________________________________________

                Authorization:__________________________________________________

                   By:__________________________________________________________

                                             Title:_____________________________

            Dated:______________________________________________________________
            Account Number:_____________________________________________________
                  (if electronic book entry transfer)

            Transaction Code Number:____________________________________________
                  (if electronic book entry transfer)

                                 ACKNOWLEDGMENT

            The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated July 28, 2005 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

                                             ARTISTDIRECT, INC.

                                             By:___________________________
                                                Name:
                                                Title:

                                     ANNEX A

                              CAPITALIZATION TABLE

                                       EXERCISE PRICE  INVESTMENT AMT               PREWARRANTS FD  FULLY DILUTED
COMMON SHAREHOLDERS                                                     3,502,117                         9.5%
                                                                       ----------
OPTIONS
Current Directors/Management                                              302,370                         0.2%
                                                                           92,000                         0.2%
                                                                          259,659                         0.7%
                                                                          120,000                         0.3%
Employees (Non Directors/Management)                                      205,150                         0.6%
Subject to Cancellation                                                   320,000
                                                                        1,299,179
Employees/Artists/Directors                                               586,531
                                                                        1,885,710
Way out of money option                                                  (508,901)
Investor out of money options                                            (320,000)

TOTAL OPTIONS                                                           1,056,809                         2.9%
                                                                       ----------

TOTAL EXISTING OPTIONS & SHARES                                         4,558,926        17.5%

M&A Fee                                                $    1,564,000   1,109,032                        3.00%
Financing Capital Fee                                  $    1,530,000     987,097                         2.7%
                                                                       ----------
NEW SHARES                                                              2,096,129         8.1%

NEW SHARES /DEBT
CCM                                                    $   13,000,000   8,387,097
JFL                                                    $    1,500,000     967,742
Redwood                                                $    3,000,000   1,935,484
DKR Oasis                                              $    8,000,000   5,161,290
MediaDefender Mgt                                      $    4,500,000   2,903,226
                                                       --------------  ----------
                                                       $   30,000,000  19,354,839        74.4%          52.30%

PREWARRANT FULLY DILUTED                                               26,009,894

DEBT WARRANTS                            $   2.00      $   15,000,000   3,487,500
FINANCING FEE WARRANTS                   $   1.55                       1,516,935                        4.10%
NEW EQUITY WARRANTS                      $   1.55                       1,596,774                        4.32%
M&A FEE WARRANTS                                                          114,985                        0.31%
                                                                       ----------
PRE-MGT OPTIONS                                                        32,726,088

NEW MGT OPTIONS
Saaf                                     $   1.55                         200,000                         0.5%
Herrera                                  $   1.55                         200,000                         0.5%
Mgt & Others                             $   1.55                       3,878,098
                                                                       ----------
                                                                        4,278,098       13.07%             12%
                                                                                                         14.4%

                                                     FDILUTED SHARES   37,004,186
                                                                       ==========

Price per share                          $   1.55

                    TIME VESTING         PERFORMANCE             EXISTING              TOTAL
CEO                  1,045,000             1,708,098             259,659             3,012,757
CFO                    275,000               275,000             120,000               670,000
Outside Directors*     170,000                                                         170,000
Directors               75,000                                                          75,000
Others                 330,000                                                         330,000
                     ---------
TOTAL                1,895,000             1,983,098             379,659

                    Total Pool             3,878,098
                              chk          3,878,098

* EP = 85% of 60 day closing price beg. 30 days prior to closing.